EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher	Jennifer Meyer Newman
rfisher@emdeon.com	jnewman@emdeon.com
201-414-2002	212-624-3912
EMDEON ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS
EMDEON ANNOUNCES INCREASE IN FULL YEAR 2006 FINANCIAL GUIDANCE
ELMWOOD PARK, NJ (April 18, 2006) — Emdeon Corporation (NASDAQ: HLTH) today announced preliminary financial results for the quarter ended March 31, 2006 and an increase in its 2006 financial guidance.
“Due to a variety of recent factors, we expect to report stronger than anticipated first quarter results and with this in mind are increasing our full year expectations,” said Kevin Cameron, Chief Executive Officer of Emdeon. “We are completing our normal closing process and expect to provide more detail on May 4, 2006, our previously scheduled earnings release date.”
Preliminary Results for Three Months Ended March 31, 2006
Emdeon expects that it will report the following financial results for the first quarter of 2006:
•	Revenue of $338 million to $339 million, compared to prior guidance of $328 million to $338 million and compared to $304 million in the prior year period.

•	Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) of $0.18 per share, compared to prior guidance of $0.14 to $0.15 per share and compared to $0.12 per share in the prior year period.

•	Net income of $0.05 to $0.06 per share, compared to prior guidance of $0.02 to $0.03 per share and compared to $0.03 per share in the prior year period.
Key factors impacting the preliminary results are described below. Some of these items impacted the mix of revenue in a manner that disproportionately impacted Adjusted EBITDA and net income. These factors include:
•	Stronger than anticipated medical claims volume at Emdeon Business Services resulting in part from the renegotiation of a number of customer agreements during the first quarter and increased compliance by submitters with respect to certain pre-existing agreements.

•	Stronger than anticipated volume in our remittance and payment services at Emdeon Business Services due to volume ramping up faster than expected with respect to certain new customer implementations.

•	Stronger than anticipated growth in sales of direct-to-provider revenue cycle management solutions at Emdeon Business Services resulting in part from improvements made to the sales and implementation processes.

•	Stronger than anticipated software sales at ViPS.

•	Stronger than anticipated gross margins on system sales at Emdeon Practice Services.

•	Lower than anticipated expenses at Emdeon Business Services, Emdeon Practice Services and Corporate resulting primarily from greater than expected operating efficiencies and cost savings as well as the shift of certain planned expenses to future periods.

•	Revenue and Adjusted EBITDA for Emdeon’s WebMD Health subsidiary are anticipated to be at or slightly above the high end of its previously issued financial guidance range.
Emdeon Increases 2006 Financial Guidance
As a result of the favorable trends experienced in the first quarter and increased customer interest in certain new products at Emdeon Business Services, Emdeon is increasing its financial guidance for the twelve months ending December 31, 2006. Emdeon expects:
•	Revenue of $1.380 billion to $1.430 billion, compared to prior guidance of $1.365 billion to $1.415 billion and compared to $1.277 billion in the prior year period.

•	Adjusted EBITDA of $225 million to $255 million, compared to prior guidance of $200 million to $230 million and compared to $184 million in the prior year period.

•	Net income of $70 million to $90 million, compared to prior guidance of $45 million to $65 million and compared to $73 million in the prior year period. The current year guidance reflects incremental non-cash stock-based compensation expense of $43 million to $45 million related to the January 1, 2006 adoption of SFAS 123R, when compared to the prior year period.
Attached to this press release are schedules that outline Emdeon’s preliminary first quarter financial results and updated 2006 financial guidance and include reconciliations between GAAP and non-GAAP financial measures used in this release.
Analyst and Investor Conference Calls
As previously announced, Emdeon will release financial results for the three months ended March 31, 2006 at approximately 4:00 pm (ET) on Thursday, May 4, 2006. Emdeon will host a conference call at 4:45 pm (ET) on that day to discuss these results. Investors can access the call via webcast at www.emdeon.com (in the About Emdeon section). A replay of the call and a copy of the earnings press release will be available at the same web address.
As previously announced, WebMD Health Corp. will release financial results for the three months ended March 31, 2006 at approximately 4:00 pm (ET) on Tuesday, May 2, 2006. WebMD will host a conference call at 4:45 pm (ET) on that day to discuss these results. Investors can access the call via webcast at www.wbmd.com (in the Investor Relations section). A replay of the call and a copy of the earnings press release will be available at the same web address.
ABOUT EMDEON
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health Corp. (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue; and explorations regarding possible transactions or other alternatives with respect to Emdeon Business Services and Emdeon Practice Services. These statements speak only as of the date of this release and are based on our current plans and expectations, and they involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; difficulties in integrating acquired businesses; relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); our ability to attract and retain qualified personnel; and uncertainties regarding the outcome of the process of exploring alternatives with respect to Emdeon Business Services and Emdeon Practice Services and its effects on those segments. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
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This press release includes both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures include: our earnings before interest, taxes, non-cash and other items (which we refer to as “Adjusted EBITDA”); and related per share amounts. We believe that those non-GAAP measures, and changes in those measures, are meaningful indicators of our company’s performance and provide additional information that our management finds useful in evaluating such performance and in planning for future periods. Accordingly, we believe that such additional information may be useful to investors. The non-GAAP financial measures should be viewed as supplemental to, and not as an alternative for, the GAAP financial measures. The schedules attached to this press release include a reconciliation between historical GAAP and non-GAAP financial measures and a reconciliation between forward-looking non-GAAP information and forward-looking GAAP financial information.
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WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, Emdeon Practice Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.
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